Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       AIM SELECT REAL ESTATE INCOME FUND


A Special Meeting of Shareholders of AIM Select Real Estate Income Fund, a StateplaceDelaware statutory trust ("Trust"), was held on February 26, 2007. The meeting was held for the following purpose:


(1) Approve an Agreement and Plan of Reorganization which provides for the reorganization of AIM Select Real Estate Income Fund, as an open-end fund.


The results of the voting on the above matter were as follows:

                                                                                                    Votes            Withheld/
Matter                                                                        Votes For            Against           Abstentions
------                                                                        ---------            -------           -----------

(1)    Approve an Agreement and Plan of Reorganization which provides for the reorganization of AIM Select Real Estate Income Fund, as
       an open-end fund.......................................16,660,383                           739,132               2,209,620

For a more detailed discussion of the Reorganization, please refer to the proxy statement that was filed on December 18, 2007, with the SEC under Accession number 0000950129-06-010199.